News Release

EXHIBIT 99.1
SM ENERGY ANNOUNCES APPOINTMENT
OF DIRECTOR

DENVER, CO - October 10, 2018 - SM Energy Company (NYSE: SM) today announces that Carla J. Bailo has been appointed to serve as a director of the Company. Ms. Bailo will serve as an independent director and as a member of the Audit Committee of the Board of Directors.

Bill Sullivan, Chairman of the Board, comments, "We are pleased to have an individual of Carla’s reputation and experience joining SM Energy. Her diverse technical and executive leadership background and unique perspective on the future of transportation fuels will be valuable additions, and will enrich the knowledge and skills brought by our board to our Company and its stockholders. We look forward to her advice and counsel as we continue to execute our growth strategy."

Ms. Bailo served as Senior Vice President, R&D Americas for Nissan North America, Inc. from 2011 - 2014. She joined Nissan in 1989 and held various engineering and management positions prior to her appointment as Senior Vice President. Ms. Bailo currently serves as the Chief Executive Officer for the Center for Automotive Research.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507